UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) March 29, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



             STATE OF DELAWARE                  1-143           38-0572515
             -----------------                  -----           ----------
         (State or other jurisdiction of     (Commission     (I.R.S. Employer
         Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                  48265-3000
      -----------------------------------------                  ----------
      (Address of Principal Executive Offices)                   (Zip Code)




        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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ITEM 8.01.  OTHER EVENTS

On March 29, 2006, Standard & Poor's (S&P) placed all its ratings on General Motors Corporation (GM) on CreditWatch. Moody's Investors Services, Inc. (Moody's) lowered their rating of GM, but left General Motors Acceptance Corporation (GMAC) and Residential Capital Corporation (ResCap) unaffected. Their press releases follow.

Research Update: General Motors Corp.'s Ratings On Watch Neg; Restatements Could Affect Access To Credit

Credit Rating: B/Watch Neg/B-3

On March 29, 2006, Standard & Poor's Ratings Services placed all its ratings on General Motors Corp. (GM), including its 'B' long-term and 'B-3' short-term corporate credit ratings, on CreditWatch with negative implications. This action stems from GM's disclosure in its 2005 10-K that the recent restatement of its previous financial statements raises potential issues regarding access to its $5.6 billion standby credit facility, as well as the possibility that certain lease obligations of as much as $3 billion could be subject to possible claims of acceleration, termination, or other remedies. At a minimum, GM could have to seek waivers on financial reporting requirements from lenders, which could put pressure on its liquidity. We understand that no similar issues exist under General Motors Acceptance Corp.'s (GMAC's) various bank facilities. GM's balance sheet debt stood at about $32 billion at Dec. 31, 2005.

The need to attend to this issue adds to the various challenges that management continues to face on a number of non-operating issues beyond solidifying access to bank credit facilities, including the situation at Delphi Corp., the possible sale of GMAC, and various accounting and other investigations.

GMAC ('BB/B-1') and all GMAC-related entities, including Residential Capital Corp. (ResCap; 'BBB-/A-3') are already on CreditWatch with developing implications, given GM's announced intention to sell a majority stake in GMAC. The ratings on ResCap are two notches above GMAC's, its direct parent, reflecting ResCap's ability to operate its mortgage businesses separately from GMAC's auto finance business, from which ResCap is partially insulated by financial covenants and governance provisions. However, we continue to link the ratings on ResCap with those on GMAC because of the latter's full ownership of ResCap.

Although the primary reason for GM's CreditWatch listing is GM's uncertain access to existing or new bank facilities, the resolution of the CreditWatch will also encompass other ongoing concerns, including the potential for work stoppages at Delphi and possible costly resolution for GM, as well as our primary concern--GM's North American operations. We will also consider progress on the sale of a controlling stake in GMAC. We expect to resolve this review once GM's access to existing or new bank facilities becomes more certain, or sooner if other developments such as the Delphi situation warrant.

Previously, we indicated that if these financial reporting issues had any near-term effect on GM's liquidity, the ratings could be placed on CreditWatch with negative implications. We continue to view GM's unrestricted cash balances as likely to be adequate, given a total of $20.4 billion at Dec. 31, 2005, including available amounts in the short-term VEBA fund. We believe current cash and VEBA balances remain close to year-end levels. Still, we are concerned that GM is facing an incremental decrease in liquidity because of an uncertain period of questionable access to its bank facility. This reduced liquidity is occurring at the same time as various potential calls on liquidity are looming--for example, probable upcoming resolution of issues at Delphi that could be costly to GM. We expect GM to act to remedy these uncertainties, possibly by establishing a new bank facility secured with certain assets as permitted under existing indentures. Were a secured bank facility to be established, we would review the effect of contractual subordination on the unsecured debt, and depending on the level of security granted, the unsecured debt rating could be lowered.

General Motors Corp.
Corporate credit rating                   B/Watch Neg/B-3

Ratings Placed On CreditWatch Negative
                                          To                From
Corporate credit rating                   B/Watch Neg       B/Negative
Short-term rating                         Watch Neg/B-3     B-3
Senior unsecured debt                     B/Watch Neg       B

                                      # # #

MOODY'S LOWERS GM RATING TO B3; GMAC AND RESCAP UNAFFECTED

Approximately $29 Billion of Debt Affected

New York, March 29, 2006 -- Moody's Investors Service lowered the ratings of General Motors Corporation (GM) - Corporate Family Rating and senior unsecured to B3 from B2 and Speculative Grade Liquidity Rating to SGL-3 from SGL-2. The outlook is negative. GMAC and ResCap are unaffected -- see separate press release. The GM rating actions come in response to the company's disclosure that restatements of its 2002, 2003 and 2004 financial statements could result in the acceleration of as much as $3 billion in various lease obligations and in the company potentially not being be able to borrow under its $5.6 billion unused revolving credit facility. Moody's said that although GM's $20.4 billion cash and short-term VEBA position should afford the company adequate liquidity to repay the affected lease obligations if necessary, this reduction in liquidity increases the company's risk profile at a time when it faces considerable ongoing operating and competitive challenges. These challenges include the need to achieve an acceptable resolution to the Delphi reorganization, the continuing financial pressure on its domestic supplier base, stemming the erosion in its US market share position, effectively implementing its domestic restructuring initiatives, establishing a business model that will reverse its large negative automotive cash flow by the end of 2007, and completing the sale of a majority interest in GMAC. The rating agency also expressed concern that the threat of a possible acceleration of a large number of leases and the potential unavailability of its credit facility could have negative implications for the terms under which GM pays its trade creditors, with suppliers seeking earlier payment. The downgrade of the Speculative Grade Liquidity rating to SGL-3 from SGL-2 recognizes that one important component of GM's liquidity profile -- the unused $5.6 billion credit facility -- may be unavailable.

The negative outlook recognizes the significant near-term operating challenges that GM continues to face, the most significant of which is resolving the Delphi reorganization and avoiding a protracted UAW strike at that supplier. Moody's noted that the UAW rejected Delphi's most recent salary and benefit proposal, and that the deadline set by Delphi for reaching an agreement with the union is March 30th. Absent an agreement, Delphi has stated its intention to request approval from the bankruptcy court to reject the current UAW contract. Court approval of such a request could take 45-plus days. Moody's believes that the risk of a UAW strike would increase as any potential court approval of contract-rejection approaches.

One potential alternative available to GM for maintaining access to a credit facility would be to grant collateral to its lenders. Moody's notes that the limitation on liens provision of the indenture covering the company's approximately $29 billion in public debt, would permit the granting of security covering a significant portion of the automotive assets. The rating agency cautioned, however, that the granting of such security could contribute to a down-notching of the unsecured debt below the Corporate Family Rating level.

The GM rating action concludes a review for possible downgrade that was initiated on March 16th when GM announced that the filing of its 2005 Form 10K with the SEC would be delayed. At that time Moody's noted that its review would focus on "the company's ability to file its financial statements in the near term in order to avert potential disruption to its financial flexibility" and on "on the quality of GM's 2005 earnings including an assessment of the impact of restatements and disclosures relating to unusual charges as well as the extent and nature, if any, of material weaknesses and control deficiencies." Although filing of the 10K on March 28th was constructive, the rating agency believes that the restatements have contributed to a potentially significant disruption in GM's financial flexibility that warrants the one-notch downgrade to B3.

General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks.

                                      # # #



MOODY'S MAINTAINS REVIEW OF GMAC AND RESCAP RATINGS

New York, March 29, 2006 -- Moody's Investors Service said today that it maintained its review for possible downgrade on General Motors Acceptance Corporation's Ba1 long-term rating and Residential Capital Corporation's (ResCap) Baa3 long-term and Prime-3 short-term ratings. These actions follow the announcement by the two firms and their parent, General Motors, that certain prior period financial statements cannot be relied upon, as disclosed in securities filings made by the firms yesterday. Concurrently, Moody's said it downgraded GM's corporate family rating to B3 with a negative outlook.

Moody's believes that the further weakening at GM, as reflected in today's rating downgrade, puts additional negative pressure on GMAC's stand-alone credit profile. This is due to the substantial direct and indirect exposures GMAC currently has to GM. However, Moody's maintained GMAC's Ba1 long-term rating, on review for possible downgrade, because it believes that a successful conclusion of the GMAC sale process could have positive implications for GMAC's current stand-alone credit profile, corporate governance and control. This could lead to the confirmation of GMAC's ratings at their current level.

In the absence of a sale transaction, Moody's said that it would re-link GMAC's ratings with GM's ratings. This would most likely result in the assignment of a Ba3 long-term rating to GMAC, absent the occurrence of additional deterioration to its credit profile resulting from internal issues or further GM stress. In addition, Moody's would monitor the structural subordination of GMAC's unsecured creditors, and their potential loss given default, given the likely increased reliance upon securitization financing in this scenario.

Moody's also stated that even if the sale of GMAC does not take place it would most likely maintain the current Baa3 and Prime-3 ratings of ResCap. This rating action would reflect Moody's expectation that ResCap would likely be sold on its own if the GMAC sale efforts are abandoned. Moody's review of ResCap's ratings is focusing on any further accounting or control issues, the company's continued efforts to extinguish its intercompany debt with GMAC, and the progress made on GM's sale of GMAC.

GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the world's largest non-bank financial institutions.

ResCap is a holding company for the real estate financing businesses of GMAC, including GMAC-RFC Holding and GMAC Residential Holding Corp.


                                      # # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  March 30, 2006                By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)